Exhibit 99.1

       WCA Waste Corporation Announces the Acquisition of Texas
                     Environmental Waste Services

    HOUSTON--(BUSINESS WIRE)--July 13, 2004--WCA Waste Corporation (Nasdaq:WCAA) announced today the acquisition of Texas Environmental Waste Services ("TEW"), a municipal solid waste collection company located in Houston. TEW has 65 employees and services approximately 45,000 customers through 19 collection routes. The transaction marks the first acquisition by WCA since successfully completing its initial public offering on June 22, 2004.
    Tom J. Fatjo, Jr., chairman of WCA, stated, "The acquisition of TEW, a premier private hauling operation, will allow the Company to further expand its presence in the Houston market, which already consists of four construction and demolition landfills and related hauling operations. We believe TEW provides enough volume for WCA to eventually open its municipal sold waste landfill located near Houston. We look forward to having the owners of TEW, Matthew and Richard May, managing and building our Houston area residential division."
    WCA Waste Corporation is an integrated company engaged in the transportation, processing and disposal of non-hazardous solid waste. The Company's operations consist of thirteen landfills, ten transfer stations and sixteen collection operations located throughout Alabama, Arkansas, Kansas, Missouri, South Carolina, Tennessee and Texas. The Company's common stock is traded on the NASDAQ National Market System under the symbol "WCAA."

    Safe Harbor for Forward-Looking Statements

    This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Words such as "expects," "intends," "plans," "projects," "believes," "outlook," "estimates" and similar expressions are used to identify these forward-looking statements that involve a number of risks and uncertainties. Such statements include, but are not limited to, statements about the benefits of the acquisition of TEW, including plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of WCA's management and are subject to significant risks and uncertainties. Such risks and uncertainties include, without limitation: any weakness in the economy related to our markets may result in reductions in demand for the Company's services, we may not be able to integrate acquired businesses successfully, revenue and other synergies from the acquisition may not be fully realized or may take longer to realize than expected, we may not be able to improve internalization rates by directing waste volumes from acquired businesses to our landfills for regulatory or other reasons, we may suffer unexpected liabilities associated with our acquisitions, disruptions from the acquisition may make it more difficult to maintain relationships with customers, potential increases in commodity, insurance and fuel prices could increase our operating expenses significantly and we face the risk of new and changing regulation. Please consider these factors carefully in evaluating the forward-looking statements and do not place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

    CONTACT: WCA Waste Corporation, Houston
             Tommy Fatjo, 713-292-2400